10f-3 REPORT

HIGH INCOME OPPORTUNITY FUND INC.

November 1, 2004 through January 31, 2005

	  	Trade	 Selling			% Received	% of
Issuer	   	Date	 Dealer	  Amount      Price	by Fund	   issuer(1)

HCA Inc. 	11/16/04    JPM	  $1,150,000  $99.67	0.153%	   2.667% A

Community Health
Systems, Inc.	12/9/04     JPM	  $1,350,000 $100.00    0.450%     3.667% B


(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

(A) - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of: $18,850,000.

(B) - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of: $9,652,000.